EXHIBIT (c)(5)
Highly Confidential
Preliminary Discussion Materials Special Committee

Goldman, Sachs & Co. November 13, 2006
2006 14:14 1/7
Highly Confidential
Summary of JM Proposal Term Overview
Price $29.00 for each Silver share — Implied Equity Value: $2,207 million — Implied Enterprise Value: $2,652 million Consideration 100% cash Financing JM intends to rollover existing 27% equity ownership — At $29 per share, implied value of JM stake is $589 million
Morgan Stanley has provided committed financing letter for the transaction in the amount of $2,735 million — $450 million unfunded revolving credit facility for working capital — $1,800 million senior secured first lien — $485 million senior secured second lien
Up to $410 million of the senior secured facilities may be used by JM to refinance existing borrowings against JM’s Silver stock
Additional equity of $285 million required to fund transaction
— Family trusts controlled by JM’s son own an additional 12.5% of the company’s stock, which at $29 per share is worth $272 million
Contingencies MAE / MAC Confirmatory due diligence Regulatory, legal, shareholder and board approval

Highly Confidential
Sources and Uses of Funds
(US$in millions, except per share amount) Sources of Funds Uses of Funds
Total Outstanding Purchase Price/
Amount ($) Equity Purchased as of 3-Nov-06 Exercise Price Amount ($) Funded Term Debt: Basic Shares 54.6 $ 29.00 $ 1,582 1st Lien $ 1,390 Stock Options 3.8 $ 19.45 $ 36 2nd Lien $ 485 $ 1,619 Total Funded Term Debt $ 1,875 JM Shares Rollover Encumbered[3] 14.1 $ 29.00 $ 410 JM Shares Rollover Unencumbered[2] 6.2 $ 29.00 $ 179 Minimum Cash Required (estimated)[1] $ 33 Total Equity Purchased $ 2,207
Equity: Total Debt Retired (includes securitized AR) $ 445 JM Equity Rollover (Unencumbered)[2] $ 179 JM Equity Rollover (Encumbered)[3] $ 410 Cash on Balance Sheet $ 33 Additional Equity Required[4] $ 285 Total Contributed Equity $ 874 Estimated Fees: Advisory Fees (estimated)[5] $ 50 Financing Fees (estimated @ 2.5%) $ 47 Breakage Costs TBD
Total Fees (estimated) $97 Total Sources of Funds $2,782 Total Uses of Funds $2,782
[1] Assumes that a minimum amount of cash is required to operate the business post-acquisition. In this case, the amount assumed to be retained equals current cash balance as of 30-Sep-2006.
[2] Represents Silver shares personally held by JM and not used as collateral in connection with the Shareholder loan to be made by MS. As of latest 13D filing JM personally owns 27% of total outstanding shares of 74.9mm. JM shares do not include the 9,018,353 shares held by (i) the Moyes Children’s Limited Partnership and (ii) seven irrevocable trusts for the benefit of six children of Jerry and Vickie Moyes and by an irrevocable trust for the benefit of Jerry and Vickie Moyes and six of their children. The shares shown for JM also do not include 360,000 shares held by an irrevocable trust for the children of Jerry and Vickie Moyes.
[3] Assumes JM has pledged $410 million worth of stock as collateral. Therefore, JM will borrow the maximum amount of MS shareholder loan. The shareholder loan will be secured by Silver shares currently held by JM, which in the case of maximum drawdown equals 14.1 million shares of Silver (at the current offer price of $29).
[4] Represents the additional equity required to finance the acquisition of 100% of the company. Under the current proposal of $29/share this amounts to 9,827,586 shares of Silver. The shares currently held by the Moyes Children’s Limited Partnership equals 9,018,353 shares and the shares held by an irrevocable trust for the children of Jerry and Vickie Moyes equals 360,000 shares.
[5] Assumes aggregate fees, which includes both sellside and buyside advisory fees.
SILVER\2006 Raid Defense\Presentations\BOD Discussion Materials\Special Committee Committee Meeting 11-13\04 Special Com. Silver Presentation.doc msalhotra 13 Nov 2006 14:14 3/7

Highly Confidential
Preliminary Credit Rating Observations Morgan Stanley Capital Structure Pro Forma Capital Structure Credit Views
Multiple of Truckload sector typically viewed as less stable than Less- Amount % of Total 2006E EBITDA[1] Than-Truckload; however Silver presents certain strengths
— Prospect for improved margins as compared to fiscal Unfunded Revolver — — - 2005 Senior Secured 1st Lien $ 1,800 57% 3.4 x — Strong stable blue chip customer base Senior Secured 2nd Lien $ 485 15% 0.9 x
Ratings agencies focused on EBITDA growth/margins and ability to generate sufficient free cash flow Total Debt $ 2,285 72% 4.3 x
— Though recently improved, Silver’s EBITDA margins Total Equity $ 874 28% 1.7 x have historically lagged those of truckload peers Total Capitalization $ 3,159 100% 6.0 x — High investments in capital expenditures impacts free cash flow projections
— Cyclical concerns
Proposed Morgan Stanley structure and pricing appears to be designed to achieve a mid to high single B corporate credit rating
NNote: These include our preliminary observations, final observations to be contingent upon continued diligence of the company, MS capital structure and company financials
[1] 2006 estimated EBITDA based on $529.1 million of trailing twelve months EBITDA condition included in MS Commitment Letter dated November 3, 2006.
SILVER\2006 Raid Defense\Presentations\BOD Discussion Materials\Special Committee Committee Meeting 11-13\04 Special Com. Silver Presentation.doc msalhotra 13 Nov 2006 14:14 4/7

Highly Confidentia
l
JM Proposal Premia Analysis Absolute Share Price Performance Since
New Management[1] vs. Proposal Premia Analysis $40 20,000 Current (Nov-9-06) 3.8% 18,000 $27.93 $35
16,000
52 Week High (Jul-3-06) (13.7)% $30 JM Proposal: $29.00 $33.62 14,000
$25 51.8% 52 Week Low (Dec-8-05) 12,000 $19.11 $20 10,000
20.6% Volume (000) 1 Day Prior (Nov-3-06)
Closing Price (USD) $24.05 8,000 $15
6,000 1 Month Weighted Avg. 5.0% $27.62 $10 4,000 3 Month Weighted Avg. 12.4% $5 2,000 $25.79 $0 0 6 Month Weighted Avg.
6.6% Nov-2005 Jan-2006 Apr-2006 Jul-2006 Oct-2006 $27.20
Volume Silver Share Price
Source: Factset
[1] On October 27th 2005, JM announced he would step down as Silver President and CEO; the Company names Bob Cunningham as his successor.

Highly Conf idential
Share Price Reaction Hourly Trading Since November 6, 2006
5.0
$32.00
4.5
4.0 $30.00 3.5
$28.00 3.0
2.5
Price $26.00 Millions
2.0
$24.00 1.5
1.0 $22.00 0.5
$20.00 0.0 10 AM 11 AM 12 PM 1 PM 2 PM 3 PM 4 PM 10 AM 11 AM 12 PM 1 PM 2 PM 3 PM 4 PM 10 AM 11 AM 12 PM 1 PM 2 PM 3 PM 4 PM 10 AM 11 AM 12 PM 1 PM 2 PM 3 PM 4 PM 10 AM 11 AM 12 PM 1 PM 2 PM 3 PM 4 PM November 6th November 7th November 8th November 9th November 10th Silver Volume Silver Price % of Float Traded[1] 36.4% 13.6% 7.5% 7.3% 3.7% Cumulative[1] 36.4% 50.0% 57.5% 64.7% 68.5%
Source: Factset
[1] Calculated as the volume of shares traded that day divided by the shares outstanding not owned by JM or entities affiliated with JM (~45.2mm).

Highly Confidential
Potential Acquirors ($in millions) Strategic Financial
Name Market Cap Name Fund Size Logistics Blackstone $20,000 UPS $80,612 Cerberus Partners LP 17,000 Fedex 35,672 Apollo Management LP 10,000 DPWN 33,597 Warburg Pincus LLC 8,000 Clayton Dubilier & Rice Inc. 4,000 Truckload Court Square Capital 2,500 JB Hunt 3,229 Kelso & Company 2,100 Knight 1,590 Nautic Partners LLC 1,100 Heartland 1,552 Freeman Spogli & Company Inc. 1,000 Werner Enterprises 1,463 Fenway Partners Inc. 900
Railroads Burlington Santa Fe 28,627 Canadian National 25,753 Union Pacific 24,727 Norfolk Southern 22,416 CSX 16,713
Source: Company filings, Factset